EXHIBIT 5.1

September 29, 2025

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Re:	IDT Corporation—Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of IDT Corporation, Inc. (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 175,000 shares of the Company’s Class B common stock, par value $0.01 (the “Class B Common Stock”), which are reserved for issuance pursuant to the IDT Corporation 2024 Equity Incentive Plan, as Amended and Restated (the “2024 Plan”).

As your counsel in connection with the Registration Statement, I have examined the 2024 Plan, the proceedings taken by you in connection with the adoption of the 2024 Plan, the proceedings taken by you in connection with the amendment and restatement of the 2024 Plan and such other documents and records as I have deemed necessary or advisable to render this Opinion.

Based upon the foregoing, it is my opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the 2024 Plan and subject to prior approval by the stockholders of the Company of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joyce J. Mason
Joyce J. Mason
General Counsel